Under the Pinnacle West Capital Corporation 1994 Bonus Plan, upon the recommendation of the Human Resources Committee, the Board establishes on an annual basis certain financial and other goals to be met, designating parameters of performance and assigning relative weights. The principal measures of performance during 1994 include per-share earnings, net cash flow before dividends and debt retirement.